EX-99.1

Exhibit 99.1

Cover Letter to Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WANT TO REDEEM YOUR SHARES AT THIS TIME FOR

ANY REASON, INCLUDING IF YOU ARE SUBJECT TO AN AGREEMENT NOT

TO REDEEM YOUR SHARES FOR AN INITIAL HOLDING PERIOD, PLEASE DISREGARD

THIS NOTICE. THIS IS SIMPLY NOTIFICATION OF THE FUND’S TENDER OFFER.

January 23, 2012

Dear Shareholder of the Salient Absolute Return Fund:

We are writing to inform you of important dates related to the tender offer by the Salient Absolute Return Fund (the “Fund”). If you are not interested in selling your shares of beneficial interest at this time, please disregard this notice and take no action.

The tender offer period will begin on January 23, 2012 and end on February 21, 2012. The purpose of the tender offer is to provide liquidity to Shareholders. Shares of beneficial interest can be redeemed by means of a tender offer only during one of the Fund’s announced tender offers.

Should you wish to sell any of your shares of beneficial interest during this tender offer period, please complete the enclosed Letter of Transmittal (the two page Tender Offer Form will suffice) and contact your financial advisor who services your account for specific return instructions. Allow for additional processing time by your financial intermediary if necessary as the form must ultimately be received by the Fund’s Investment Adviser, Salient Advisors, L.P. either by mail or by fax in good order by midnight, Central Standard Time, on February 21, 2012. If you do not wish to redeem shares of beneficial interest for any reason, including if you are subject to an agreement not to redeem your shares for an initial holding period, simply disregard this notice. No Action is Required if You Do Not Wish to Redeem at This Time.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Support Desk of the Investment Adviser at (800) 725-9456.

Sincerely,

Salient Absolute Return Fund